FOR IMMEDIATE RELEASE

CONTACT:
Davis P. Stowell
President
Grace Property Management, Inc.
Telephone: (516) 686-2201
Facsimile: (516) 625-1685
Email: dstowell@graceny.com

Reeves Telecom Limited Partnership
Responds to Tender Offers
for its Limited Partnership Units

GLEN HEAD, NY (October 10, 2006) - On September 25, 2006, MPF-NY 2006, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; MPF Flagship Fund 11; MPF Flagship Fund 12; MPF DeWaay Premier Fund, LLC; MPF Special Fund 8, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MPF DeWaay Premier Fund 3, LLC; and MacKenzie Patterson Fuller, LP (collectively, the “MacKenzie Offerors”) announced an amended offer to purchase all of the outstanding Units of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”) not already held by the MacKenzie Offerors and their affiliates at a purchase price equal to $2.50 per Unit, less the amount of any distributions declared or made with respect to the Units between September 1, 2006 and October 19, 2006, or such other date to which the MacKenzie Offer may be extended, in cash, without interest, upon the terms and subject to the conditions set forth in an Offer to Purchase dated September 1, 2006 and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “MacKenzie Offer”). The MacKenzie Offerors also extended the expiration date of the MacKenzie Offer to October 19, 2006. Except for the fact that one of the MacKenzie Offerors owns some Units of the Partnership that were acquired earlier this year, none of the MacKenzie Offerors is affiliated in any way with the Partnership or its general partner. The MacKenzie Offer had originally been $2.00 cash per Unit.

In response to the MacKenzie Offer of $2.00 per Unit, on September 8, 2006, Reeves Telecom Acquisition Corp. (“RTAC”) and John S. Grace (together, the “RTAC Offerors”) had announced an increase in the purchase price in their tender offer to purchase any and all Units and unexchanged shares of common stock (the “Shares”) of the Partnership’s predecessor corporation (the “RTAC Offer”) to $2.25 per Unit and/or per Share net to the seller in cash without interest, and extended the expiration date of its offer to September 26, 2006. The President and sole shareholder of RTAC is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., the shares of which are held in trust for the benefit of Mr. Grace. Therefore, Reeves Telecom Acquisition Corp. are “affiliates,” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, of the Partnership and the general partner of the Partnership.

On September 27, 2006, the RTAC Offerors announced that the RTAC Offer expired on Tuesday, September 26, 2006 at 5:00 p.m., Eastern Daylight Time and that as of the close of business on September 26, 2006, a total of 136,772 Units and 2,119 Shares had been validly tendered and not withdrawn, including Units and Shares tendered subject to guaranteed delivery. RTAC has accepted all such validly tendered Units and Shares for payment in accordance with the terms of the RTAC Offer. The RTAC Offerors also announced that they had initiated a subsequent offering period commencing on Wednesday, September 27, 2006 and ending at 5:00 p.m., Eastern Daylight Time on Tuesday, October 24, 2006 (the “Subsequent Offering Period”). During the Subsequent Offering Period, RTAC will immediately accept and promptly pay for all validly tendered Units and Shares in the amount of $2.25 per Unit and $2.25 per Share.

Today the Partnership filed a Schedule 14D-9, Solicitation/Recommendation Statement, with the Securities and Exchange Commission in response to the above developments. In its filing, the Partnership noted that, since the amended MacKenzie Offer is competing with the Subsequent Offering Period of the RTAC Offer, and since the Subsequent Offering Period of the RTAC Offer is made by affiliates of the Partnership and its general partner, the Partnership and its general partner are unable to make any recommendation to Unit holders of the Partnership as to whether they should tender or refrain from tendering their Units under the amended MacKenzie Offer or in the Subsequent Offering Period of the RTAC Offer. Each Unit holder must make his or her own decision as to whether to tender their Units and, if so, how many Units to tender.

Unit holders are encouraged to read the amended Schedule TO and the documents filed therewith relating to the MacKenzie Offer, the amended Schedule TO and the documents filed therewith relating to the RTAC Offer and the Schedule 14D-9 filed by the Partnership in response thereto, all of which are available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. Limited partners are also urged to consult with their investment, tax and legal advisors in deciding whether or not to tender their Units in response to either the amended MacKenzie Offer or the Subsequent Offering Period of the RTAC Offer.

About the Partnership

Reeves Telecom Limited Partnership is a South Carolina limited partnership that is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina.

Forward Looking Statement

Certain statements in this communication may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Partnership’s and its general partner’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in the Partnership’s Annual Report on Form 10-K for the period ended December 31, 2005 and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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